UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2020

N1 Liquidating Trust
(Exact name of registrant as specified in its charter)

Maryland	000-54671	32-6497467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 S. Flower St., 44th Floor, Los Angeles, CA		90071
(Address of principal executive offices)		(Zip Code)
(310) 282-8820
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On September 25, 2020, N1 Liquidating Trust (the “Trust”), through its subsidiary, N1 Hendon Holdings, LLC (“Holdco”), entered into a letter agreement (the "Letter Agreement") with CFI Hendon Holdings, LLC, an affiliate of the Trust’s external manager (“CFI Holdings”), in connection with the Discounted Payoff Agreement described below in Item 8.01 of this Current Report on Form 8-K and that certain Amended and Restated Participation Agreement, dated as of February 4, 2019 (the “Amended and Restated Participation Agreement”), by and among Holdco, as holder of the Junior Participation Interest (as defined below), and CFI Holdings, as servicer of the Loan (as defined below) and holder of the Senior Participation Interest (as defined below).
The Letter Agreement provides that, in consideration of Holdco's agreement to the Discounted Payoff Agreement and notwithstanding anything to the contrary contained in the Amended and Restated Participation Agreement, CFI Holdings will distribute to Holdco $3.3 million, which is 10% of the DPO Amount (as defined below), together with all accrued and unpaid interest on the Loan payable to Holdco, upon closing of the discounted payoff of the Loan contemplated by the Discounted Payoff Agreement. In addition, to the extent the closing of the discounted payoff has not occurred prior to November 1, 2020, CFI Holdings has agreed to increase the amount to be distributed to Holdco at closing by an additional $100,000 on the first day of each month (beginning on November 1, 2020) that occurs prior to the closing date. The closing of the discounted payoff is expected to occur in the fourth quarter of 2020; however, there can be no assurance that the closing will occur within the anticipated timeframe or at all.
The Trust believes that the foregoing Letter Agreement and Discounted Payoff Agreement will help the Trust effectuate a liquidation of its assets prior to the Trust's stated termination date of January 31, 2021 (the "Trust Termination Date"). Assuming the completion of the discounted payoff of the Loan as contemplated by the Discounted Payoff Agreement, the Trust expects to complete a liquidation of its assets by the end of 2020; however, there can be no assurance that the liquidation will occur within the anticipated timeframe or by the Trust Termination Date.

The foregoing summary of the Letter Agreement is not complete and is qualified in its entirety by reference to the Letter Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.
Item 2.06.    Material Impairments.
As of December 31, 2019, the Junior Participation Interest had a carrying value of approximately $28.1 million. As previously disclosed, the COVID-19 pandemic has had, and is expected to continue to have, a material adverse impact on the shopping mall and retail industry, including the retail properties collateralizing the Loan.
While interest on the Loan was still being paid currently, in light of the prolonged impact of the COVID-19 pandemic, the market outlook for the shopping mall and retail industry and the Trust's stated purpose to liquidate the Junior Participation Interest, beginning in June 2020, CFI Holdings, along with the Trust, began to explore potential exit opportunities with respect to the Loan. In connection with the evaluation of such exit opportunities, the independent trustees of the board of trustees (the “Board”) of the Trust engaged a third party valuation firm to conduct updated appraisals of the properties collateralizing the Loan.
On September 25, 2020, upon the recommendation of the independent directors, the Board approved the Letter Agreement and the Discounted Payoff Agreement as described in Item 1.01 and Item 8.01, respectively, of this Current Report on Form 8-K.
Accordingly, on September 25, 2020, the Company’s management concluded that the Trust will recognize a non-cash impairment charge of approximately $23.5 million in the year ending December 31, 2020 on the Junior Participation Interest.
Item 8.01.    Other Events.
On September 25, 2020, the Trust, through Holdco, entered into a discounted payoff agreement (the “Discounted Payoff Agreement”) with a borrower group (the “Borrower”), pursuant to which the Borrower has agreed to pay off a first mortgage loan with a principal amount of approximately $125.8 million (the "Loan"), in which the Trust holds an $85.15 million junior participation interest (the “Junior Participation Interest”) and CFI Holdings holds a $40.6 million senior participation interest (the “Senior Participation Interest”), for a discounted amount of $33.0 million (the "DPO Amount") on or before October 5, 2020 (the "Outside Closing Date"). Concurrently with entering into the Discounted Payoff Agreement, the Borrower

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deposited $1.0 million with Holdco, as lender of the Loan, which deposit will be credited against the DPO Amount on closing.
In accordance with the terms of the Discounted Payoff Agreement, the Borrower has extended the Outside Closing Date to October 10, 2020. If the Borrower makes an additional $1.0 million deposit to Holdco, the Borrower may further extend the Outside Closing Date, upon at least five days prior notice to Holdco, for up to thirty (30) days beyond October 5, 2020.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated as of September 25, 2020, by and among CFI Hendon Holdings, LLC and N1 Hendon Holdings, LLC

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2020	N1 LIQUIDATING TRUST
	By:	/s/ Frank V. Saracino
Frank V. Saracino
Chief Financial Officer

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